FOR IMMEDIATE RELEASE	CONTACT GREG STEFFENS,
January 19, 2005	PRESIDENT (573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS SECOND QUARTER
NET INCOME OF $0.38 PER SHARE

BOARD DECLARED QUARTERLY DIVIDEND OF $0.09 PER SHARE

         Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc., ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("Bank"), today announced net income for the second quarter of fiscal year 2005 of $874,000, or $.38 per diluted share as compared to $.31 per diluted share earned during the same period of the prior year, a 22.6% increase. Net income for the six-month period ending December 31, 2004 totaled $1.7 million, or $.73 per diluted share as compared to $.61 per diluted share earned during the same period of the prior year, a 19.7% increase.

         Net income for the three and six month periods ending December 31, 2004 increased over the same period of the prior year as a result of increased net interest income and non-interest income, partially offset by increases in the provision for loan losses. During the first six months of fiscal year 2005, the Company recorded gains on the sale of equities and investments of $352,000 with the proceeds used to purchase property for future expansion. The second quarter earnings provided a return on average assets of 1.08% and a return on average equity of 12.97% as compared to respective returns of 1.01% and 11.35% during the same period of the prior year. Through the first six months of fiscal year 2005, earnings provided a return on average assets of 1.04% and a return on average equity of 12.5% as compared to respective returns of 1.00% and 11.14% during the same period of the prior year.

         Dividend Declared:

         The Board of Directors, on January 18, 2005, declared the 43rd consecutive quarterly dividend since the inception of the Company. The $.09 dividend will be paid on February 28, 2005 to shareholders of record at the close of business on February 15, 2005.

         Balance Sheet Summary:

         The Company's assets increased $14.9 million, or 4.8%, to $326.8 million at December 31, 2004 as compared to $311.9 million at June 30, 2004. This growth was attributed primarily to an increase in the loan portfolio, cash balances and fixed assets, partially offset by a decline in the investment portfolio.

         Loans, net of allowance for loan losses, as of December 31, 2004 increased $10.4 million, or 4.2%, to $258.7 million, as compared to $248.4 million at June 30, 2004. The Company continues to focus on changing the loan mix and growth within the loan portfolio as indicated by growth in commercial and residential loans of $8.9 million and $1.1 million, respectively. Residential and commercial loans represented 50% and 42%, respectively, of the loan portfolio at December 31, 2003, as compared to the current mix of 47% and 45%, respectively, while consumer loans totaled 8% for both periods.

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         The investment portfolio decreased $6.3 million, or 15.6%, to $33.9 million at December 31, 2004 as compared to $40.2 million at June 30, 2004, primarily due to the sale of $5.5 million in investments and equities to fund the purchase of property for future expansion. The initial investments were from the proceeds of the junior subordinated debt issuance in March 2004 and the sales resulted in net gains of $352,000 over the period.

         Total liabilities increased $13.6 million, or 4.8%, to $299.6 million at December 31, 2004 as compared to $285.9 million at June 30, 2004. The increase primarily reflected a $4.9 million, or 2.3%, increase in total deposits, a $2.1 million, or 32.8%, increase in securities sold under agreements to repurchase, and a $6.6 million, or 11.1%, increase in borrowed funds. The increase in total deposits primarily reflects an increase in checking accounts of $3.2 million for the first six months of fiscal year 2005. The increase reflects the emphasis being placed on attracting less rate sensitive accounts. Securities sold under agreements to repurchase increased primarily due to the development and expansion of new and existing relationships. The increase in borrowed funds over the first six months of fiscal year 2005 was related to increased overnight borrowings from the Federal Home Loan Bank to provide liquidity.

         Total stockholders' equity increased $1.3 million, or 4.8%, to $27.2 million at December 31, 2004 as compared to $26.0 million at June 30, 2004. The increase was primarily due to net income for the six month period, the exercise of stock options, and an increase in accumulated other comprehensive income, partially offset by cash dividends and the repurchase of 29,701 shares of common stock.

         The Company has previously announced the intention to repurchase up to 115,000 shares of its common stock, or approximately 5% of its outstanding common shares. To date, the Company has repurchased approximately 80,000 shares at an average cost of $15.24 per share. The Company will continue to repurchase shares of its common stock under this plan from time to time, subject to market conditions, business opportunities and other economic considerations, and the Company's determination of the most efficient use of capital in order to maximize shareholder value.

         Income Statement Summary:

         Short-term interest rates continued to increase in the second quarter of fiscal year 2005, while long-term rates decreased during this same period, thus flattening the market yield curve. Total interest income for the three and six month periods ended December 31, 2004 increased by $376,000, or 9.6%, and $752,000, or 9.7%, respectively. The increase for the three month period was primarily due to a $26.8 million, or 9.8%, increase in the average balance of interest-earning assets to $300.9 million at December 31, 2004, reflecting planned balance sheet growth. For the six month period ended, the increase was primarily due to a $31.5 million, or 11.7%, increase in the average balance of interest-earning assets to $301.2 million at December 31, 2004, partially offset by a 10 basis point decrease in weighted average yields earned over the same period of the prior year. The decrease in yields earned reflects the overall decrease in long-term and short-term interest rates experienced during calendar year 2003. For the three and six months ended December 30, 2004, the average interest rate spread was 5.73% and 5.63%, respectively, as compared to 5.74% and 5.73%, respectively, for the same period of the prior year.

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         Total interest expense for the three and six months ended December 31, 2004 increased by $336,000, or 21.1%, and $576,000, or 18.0%, respectively. The increase for the three and six months ended was primarily due to the increase in the average balance of total interest-bearing liabilities of $28.2 million and $31.6 million, respectively, and the increase in the weighted average cost of funds of 22 basis points and 12 basis points for the three and six-months ended, respectively. The increase in the average balance of interest-bearing liabilities was primarily used to fund our growth initiatives and included $7.2 million in junior subordinated debt issued in March 2004. The increase in the weighted average cost of funds was primarily due to the increase in short term rates increasing the pricing of the money market accounts, overnight borrowings and short-term certificates of deposit rates along with the interest costs associated with the junior subordinated debt.

         Net interest income for the three and six month periods ended December 31, 2004 increased $41,000, or 1.72%, and $176,000, or 3.9%, respectively. The increase in net interest income reflects changes in the composition of the Company's balance sheet. The net interest rate spread for the three month period ended December 31, 2004 was 2.95% as compared to 3.19% for the same period ended December 31, 2003 and 2.89% for the quarter ended September 30, 2004. For the six months ended December 31, 2004, the net interest rate spread was 2.90% as compared to 3.12% for the same period ended December 31, 2003.

         The provision for loan losses for the three and six months ended December 31, 2004 was $95,000 and $245,000, respectively, as compared to $85,000 and $115,000 for the same periods ended December 31, 2003. The increase in provision for loan losses was due to the increased risk associated with the aforementioned change in the loan mix and a change in the reserve for loan loss calculation.

         Non interest income increased $276,000 and $516,000 over the respective three and six month periods ended December 31, 2004 as compared to the same periods of the prior year. The respective increases of 56.6% and 55.0% were primarily due to the gain on sale of equities and investments of $231,000 in the three month period ended and $352,000 for the six month period ended. Along with the gain on sales, the increases were also due to increased banking service charges and an expanded customer base.

         Non interest expense increased $7,000 and $124,000 over the respective three and six month periods ended December 31, 2004 as compared to the same periods of prior year. The increase in non-interest expense for the six months ended December 31, 2004 was due to increased charitable contributions, telephone expenses and customer related expenses.

         The Company, through its banking subsidiary, provides a wide array of financial services to Southeastern Missouri through its main office located in Poplar Bluff and seven other full-service facilities located in Poplar Bluff, Dexter, Qulin, Kennett, Doniphan, and Van Buren, Missouri.

         Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

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SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:
	December 31, 2004	June 30, 2004
Total assets	$326,756,000	$311,893,000
Available-for-sale securities	33,915,000	40,206,000
Loans, net of allowance for loan losses	258,730,000	248,355,000
Allowance for losses on loans	2,140,000	1,978,000
Non-performing assets	223,000	298,000
Deposits	216,861,000	211,959,000
FHLB advances	65,800,000	59,250,000
Securities sold under repurchase agreements	8,565,000	6,448,000
Stockholders' equity	27,203,000	25,952,000

Equity to assets ratio	8.33%	8.32%
Allowance for possible loan losses to loans	0.82%	0.80%
Non-performing loans as a percentage of loans	0.05%	0.05%

Per common share:
Closing Market price	18.49	15.76
Tangible book value	10.97	10.26

	Three Months Ended December 31,		Six Months Ended December 31,
Selected Operating Data:	2004	2003	2004	2003
Net interest income	$2,384,000	$2,343,000	$4,706,000	$4,530,000
Provision for loan losses	95,000	85,000	245,000	115,000
Non interest income	764,000	488,000	1,455,000	939,000
Non interest expense	1,605,000	1,598,000	3,248,000	3,124,000
Income taxes	574,000	413,000	1,002,000	803,000
Net income	$ 874,000	$ 735,000	$1,666,000	$1,427,000

Per common share:
Net earnings:
Basic	$ .39	$ .32	$ .75	$ .63
Diluted	$ .38	$ .31	$ .73	$ .61

Cash dividends paid	$ .09	$ .09	$ .18	$ .18

Average basic shares outstanding	2,220,861	2,276,486	2,226,359	2,274,878
Average diluted shares outstanding	2,281,041	2,353,244	2,288,348	2,351,348

Profitability Ratios:

Return on average assets	1.08%	1.01%	1.04%	1.00%

Return on average common equity	12.97%	11.35%	12.50%	11.14%

Net interest margin	3.17%	3.42%	3.12%	3.36%
Net interest spread	2.95%	3.19%	2.90%	3.12%

Efficiency Ratio	50.98%	56.45%	52.72%	57.12%

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